Exhibit 10.1

PRIVATE & CONFIDENTIAL

February 13, 2023

Robert W. Azelby

[Redacted]

[Redacted]

Dear Bob,

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Eliem Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION. Your last day of work with the Company and your employment termination date is February 13, 2023 (the “Separation Date”).

2. ACCRUED SALARY AND PAID TIME OFF. On or before the next regularly scheduled payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. You are eligible for severance pursuant to Section 6.1 of the Executive Employment Agreement between you and the Company, dated October 1, 2020, as amended on July 27, 2021 (the “Employment Agreement”), provided, however, that per this Agreement the Company is offering you enhanced severance benefits above the benefits contained in your Employment Agreement. If you timely sign this Agreement and allow it to become effective, and comply with your obligations hereunder (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”), in full satisfaction of the obligations under the Employment Agreement:

a. Severance Payments. The Company will make a one-time, lump sum severance payment to you of $1,404,000, which is equivalent to twenty-four times your base monthly salary in effect on the Separation Date subject to standard payroll deductions and withholdings. The payment will be made on the first regularly scheduled pay date following the Effective Date (as defined below).

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b. COBRA. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, the Company shall (at its discretion) directly pay or reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is twenty-four (24) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. If the Company elects to reimburse you, then you must timely pay your premiums, and then provide documentation to the Company, to obtain reimbursement for your COBRA premiums under this paragraph. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or if it otherwise determines to provide cash severance instead of paying COBRA Premiums, the Company can in lieu thereof provide to you a taxable cash payment (monthly or in other installments as determined by the Company) in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall end no later than the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twenty-fourth (24th) calendar month following your Separation from Service date, and which such payments you may, but are not obligated to, use for medical expenses. If you become eligible for health insurance coverage under another employer’s group health plan or through self-employment, or if you otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company, and the Company’s obligation to pay COBRA premiums shall cease.

c. Annual Bonus. In addition, the Company will make a payment to you in the amount of $912,600, subject to applicable deductions and withholdings, which is equivalent to two (2) times the Target Amount (as defined in the Employment Agreement) of the Annual Bonus (as defined in the Employment Agreement) in effect for the year in which the Separation Date occurs. This payment will be paid in a lump sum in the next payroll cycle following the Effective Date.

d. Accelerated Vesting and Extension of Exercise Period. The Company will also provide you with accelerated vesting of each of your equity awards outstanding as of the Separation Date and extend the exercise period of your Options (as defined below), as described in Section 5.

e. Waiver of Certain Non-Competition Obligations. The Company will agree not to enforce your non-competition obligation set forth in Section 6 of the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) as it pertains to prohibiting you from soliciting, performing, or providing, or attempting to perform or provide Conflicting Services (as defined in the Confidentiality Agreement) for any person or organization that provides products or services, or is engaged in the process or the research and development of, therapeutics for depression during the one-year period after the Separation Date.

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f. Attorneys’ Fees. The Company will reimburse you for or pay directly (at the Company’s option) up to $10,000 of your attorneys’ fees incurred in the negotiation of this Agreement (the “Attorneys’ Fees Payment”). The Company will make the Attorneys’ Fees Payment to you or your attorney within ten (10) business days of the latest of (i) the Effective Date; (ii) the date your attorney submits an invoice to the Company; (iii) the date your attorney submits a completed IRS Form W-9 to the Company; and (iv) the date you submit a completed IRS Form W-9 to the Company. You and the Company agree that the Attorneys’ Fees Payment shall not constitute wages and shall not be subject to payroll deductions or withholdings. No amounts will be withheld for taxes from such payment. You agree that you and your legal counsel shall be solely responsible for payment of any taxes that may be due on the Attorneys’ Fees Payment. You further agree to indemnify, defend, and hold harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, fines, penalties or interest that may be assessed by any taxing authority with respect to the Attorneys’ Fees Payment.

4. HEALTH INSURANCE. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date, with the potential for certain amounts to be paid by the Company as stated in Section 3(b). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

5. STOCK OPTIONS. You have been granted certain options to purchase shares of the Company’s common stock (collectively, the “Options”), pursuant to the Company’s applicable equity incentive plan(s), stock option agreement and other grant documents (collectively, the “Option Documents”). Under the terms of the Option Documents, vesting of the Options will cease as of the Separation Date; however, as an additional benefit to you, if you satisfy the Severance Preconditions, then: (i) the Company will modify and accelerate your vesting schedule to provide that all unvested shares subject to the Options will be deemed fully vested and exercisable as of the Separation Date; and (ii) the Company will extend the period of time in which you are required to exercise vested shares subject to the Options until the date that is one (1) year after the termination of your Continuous Service (as defined in the Company’s applicable equity incentive plan(s)) (the “Option Exercise Extension”). Except as expressly set forth in this paragraph, the Options remain subject to the terms of the Option Documents.

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You understand that you must affirmatively accept the Option Exercise Extension as described below. If you accept the Option Exercise Extension and the Option Exercise Extension becomes effective, to the extent applicable, such options will no longer qualify as incentive stock options (“ISOs”) and will instead be treated for tax purposes as nonqualified stock options (“NSOs”). As a result, you understand that you will lose certain advantageous tax treatment relating to ISOs and you must satisfy all applicable tax withholding obligations upon exercise of the Options.

Your ability to accept the Option Exercise Extension in respect of any of your options will be open until the earliest of (i) March 10, 2023 (which, for the avoidance of doubt, is no greater than twenty-nine (29) calendar days from the date the Option Exercise Extension was first offered to you) and (ii) the date your Options expire or earlier terminate in accordance with their terms (11:59 p.m. Pacific Time on such date, the “Option Offer Expiration Time”). You acknowledge that failure to accept the Option Exercise Extension on or before the Option Offer Expiration Time only impacts your right to the Option Exercise Extension and not any other provision of this Agreement.

To accept (or decline) the Option Exercise Extension, you must deliver a fully completed and signed Option Exercise Extension Election Form, attached hereto as Exhibit C to Phoebe Ingraham (phoebe.ingraham@eliemtx.com), on or prior to the Option Offer Expiration Time.

If this Agreement is revoked or otherwise does not become effective in accordance with its terms, then any acceptance of the Option Exercise Extension will be disregarded and will be of no force or effect. You acknowledge that if you fail to accept the Option Exercise Extension on or prior to the Option Offer Expiration Time, then the Option Exercise Extension will not apply to any of your Options and such Options will continue to be governed by their existing terms (including the three (3) month post-termination exercise period).

The Company makes no representation or guarantees regarding the status of any of your Options as ISOs or otherwise. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the options and any other compensation and benefits that you are receiving under this Agreement.

6. ADVISORY/CONSULTING ENGAGEMENT. The Company has engaged you as a consultant starting on the Separation Date. If you do not timely sign and return this Agreement, then your consulting engagement will end immediately forty-five (45) days after the date you received this Agreement. If you execute but timely revoke this Agreement, then your consulting engagement will end immediately on the date of such revocation. If you do not timely sign and return the Separation Date Release, then your consulting engagement will end immediately forty-five (45) days after the Separation Date. If you execute but timely revoke the Separation Date Release, then your consulting engagement will end immediately on the date of such revocation. If you satisfy the Severance Preconditions, then the Company will continue your consulting engagement on the terms specified below:

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(a) Consulting Period. Your consulting engagement will begin on the Separation Date and will continue until August 10, 2023, unless terminated earlier pursuant to Section 6(g) below. Your full consulting engagement will be referred to as the “Consulting Period.”

(b) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise and as requested by the Company (the “Consulting Services”) during the Consulting Period. During the Consulting Period, you will report directly to Andrew Levin, Executive Chairman. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(c) Consulting Fees. During the Consulting Period and provided that you remain in compliance with this Agreement, you will receive as a monthly retainer of $750 (the “Retainer”) in addition to $750 per hour for each hour of Consulting Services the Company requests you to perform and you actually perform for the Company (the “Hourly Fees,” together with the Retainer, the “Consulting Fees”). The Retainer will be paid monthly in arrears, on or within fifteen (15) calendar days after the end of the month during which the Consulting Services are performed and shall be prorated for any partial month of service. The Hourly Fees will be paid on or within thirty (30) calendar days after the Company’s receipt and approval of your invoice for a particular calendar month of service during the Consulting Period. No Consulting Fees will be owed or paid prior to the date this Agreement has been executed and become effective by its terms. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees. The Company encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

(d) Independent Contractor Status. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships. Notwithstanding the foregoing, this Agreement does not amend or abrogate in any manner any benefit continuation or conversion rights provided by the provision of a benefit plan or by law arising out of your previous employment relationship with the Company.

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(e) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with my express written authorization. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f) Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. In addition, both during and after your employment and the Consulting Period, you acknowledge your continuing obligations under the Confidentiality Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.

(g) Termination of Consulting Period. You may terminate the Consulting Period at any time and for any reason upon thirty (30) days’ advance notice to the Company. In addition, the Company may terminate the consulting relationship at any time upon your breach of any provisions of this Agreement, any other agreement between you and the Company, or any Company policy. Upon termination of the Consulting Period by either party, you will not be expected to perform any other Consulting Services or other services, any vesting or other benefits from the Company will cease, and you will no longer be permitted to call yourself a “consultant” of the Company, nor to otherwise state that you are associated with the Company in any way.

(h) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will not obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.

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(i) Representations. You represent and warrant that, after the Separation Date, you will be self-employed in an independently established trade, occupation, or business, plan to maintain and operate a business that is separate and independent from the Company’s business, plan to hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

7. OTHER COMPENSATION OR BENEFITS. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction of, and exceed, the Company’s obligations to pay you severance benefits or any other payments pursuant the Employment Agreement, and any other agreements, plans or policies, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under that agreement and any employment agreement, plan, policy or other agreement applicable to you. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

8. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. RELEASE OF CLAIMS BY YOU.

a. General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

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b. Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Washington Law Against Discrimination (RCW chapter 49.60; WAC 162-04-10, et seq.), the Washington Family Leave Act, the Washington Industrial Welfare Act, and the Washington Minimum Wage Act. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company (including, but not limited to, that certain Amended and Restated Indemnification Agreement between you and the Company, dated August 9, 2021), applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

c. ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner) and you specifically agree that negotiated changes, whether material or immaterial, do not extend the forty-five (45) day consideration period; (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit B.

d. Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including

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providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing: 1) conduct that you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, sexual assault, or a wage and hour violation; 2) conduct that is recognized as against a clear mandate of public policy; or 3) the existence of a settlement involving any of the above conduct, provided, however, that the amount of such a settlement can still be subject to non-disclosure obligations, as can any trade secrets, proprietary information, or confidential information that does not involve illegal acts.

10. RELEASE OF CLAIMS BY THE COMPANY. In exchange for the promises provided by you herein, the Company hereby releases you, and your heirs, executors, administrators, and assigns, from any and all claims, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to your employment with the Company or the termination of that employment, subject to the provisions below. The released claims pursuant to this release by the Company include, but are not limited to, claims under any federal, state or local laws, and/or common law claims arising under contract or tort theories; provided, however, that this release shall not extend to: (i) any claims arising after the date this Agreement is signed, including without limitation any claims for breach of this Agreement; (ii) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company’s confidential, proprietary, or trade secret information; or (iii) claims arising at any time from your willful misconduct.

11. RETURN OF COMPANY PROPERTY. You agree that, by the end of the Consulting Period, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control that you are reasonably able to locate by the end of the Consulting Period (or earlier if requested by the Company), including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the final business day of the Consulting Period or close of business on such earlier date as reasonably requested by the Company. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the end of the Consulting

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Period (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.

12. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

13. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor. You acknowledge that nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that you have reason to believe is unlawful.

14. MUTUAL NON-DISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Similarly, the Company agrees that the Company’s current executive officers and members of its Board of Directors shall not disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing sentences in this paragraph, you and the Company (including each of the Company’s executive officers and members of its Board of Directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain any party in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” Should the Company or any of its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, or agents make any public statement about you, directly or indirectly or by implication or insinuation, that is likely to be harmful to your business or personal reputation, any truthful response by you to any such statement shall be deemed to be not a breach of this Section 14.

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15. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending (as of the date this Agreement is signed) litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

16. COOPERATION. You agree to cooperate reasonably with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such reasonable cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

17. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

18. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

19. BREACH. The parties agree that upon any material breach of this Agreement, the breaching party will forfeit all of the benefits of this Agreement. The parties further acknowledge that it may be impossible to assess the damages caused by violation of the terms of Sections 11, 12, 13 and 14 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the non-breaching party. The parties therefore agree that, in addition to any and all other damages and remedies available to the non-breaching party upon a material breach of this Agreement, the non-breaching party shall be entitled to an injunction to prevent violation or breach of this Agreement. If either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party is entitled to recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

20. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises,

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warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Andrew Levin
Andrew Levin
Executive Chairman

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Robert W. Azelby
Robert W. Azelby

February 13, 2023
Date

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EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

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EXHIBIT B

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1.	The severance package program applies to Eliem Therapeutics, Inc. (the “Company”) employees in the United States.

2.

Within the category listed above, the following criteria were used to select positions in which the employee is eligible for the severance package program: the Company’s assessment of its current and projected business and cost-reduction needs including in light of the decision to explore future options for the Company; plans for various of its business functions; ability for certain functions to be absorbed by others; non-essential, surplus and redundant positions and/or services; and individual employee job performance, skill sets, experience, education and training. Not all criteria were used to make every selection.

3.

All eligible employees who have attained the age of 40 years or older by the time of their anticipated employment termination date will have up to forty-five (45) days to review the terms and conditions of the severance package and seven (7) days to revoke the release of claims under the Age Discrimination in Employment Act of 1967, as amended.

EMPLOYEES ELIGIBLE FOR THE TERMINATION PROGRAM

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EMPLOYEES NOT ELIGIBLE FOR THE TERMINATION PROGRAM

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EXHIBIT C

OPTION EXERCISE EXTENSION ELECTION FORM

(INCENTIVE STOCK OPTIONS ONLY)

This Option Exercise Election Form (“Election Form”) is provided pursuant to Section 5 of the Agreement to which this Exhibit C is attached. Any terms used but not defined in this Exhibit C will have the meanings ascribed to such terms in the Agreement.

You must deliver this completed and signed Election Form to Phoebe Ingraham (phoebe.ingraham@eliemtx.com) on or prior to the Option Offer Expiration Time. Failure to accept the Option Exercise Extension on or before the Option Offer Expiration Time only impacts your right to the Option Exercise Extension with respect to your options and not any other provision of the Agreement.

Your delivery of this Election Form in accordance with the terms and conditions of the Agreement will be deemed effective upon receipt by Phoebe Ingraham (phoebe.ingraham@eliemtx.com) but in no event will the extension be effective if the Agreement is not signed, is revoked or otherwise does not become effective in accordance with its terms). If you fail to accept the Option Exercise Extension on or prior to the Option Offer Expiration Time, then the Option Exercise Extension will not apply to your options, and such options will continue to be governed by their existing terms.

Subject to the terms and conditions of the Agreement, you hereby elect to ACCEPT or DECLINE, as applicable, the Option Exercise Extension with respect to your options as set forth below:

ACCEPT	DECLINE
☐	☐

You acknowledge and agree that if you accept the Option Exercise Extension and the Option Exercise Extension is effective, such options will no longer qualify as ISOs and will instead be treated for tax purposes as NSOs. As a result, you understand that you will lose certain advantageous tax treatment relating to ISOs and you must satisfy all applicable tax withholding obligations upon exercise of the options. The Company strongly encourages you to consult with your tax advisor regarding the decision to accept or reject the Option Exercise Extension.

Robert W. Azelby, an individual

Dated: ________________, 2023	SIGNATURE:

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